July 2007	Pricing Sheet dated July 20, 2007 relating to
Preliminary Pricing Supplement No. 338 dated July 19, 2007
Registration Statement No. 333-131266
Filed pursuant to Rule 433
Structured Investments
Opportunities in Equities
Equity-linked Notes Based on the Value of the MSCI World IndexSM due July 26, 2011
PRICING TERMS – JULY 20, 2007
Issuer:		Morgan Stanley
Maturity date:		July 26, 2011
Underlying index:		MSCI World IndexSM (the “MSCI World Index”)
Aggregate principal amount:		$10,325,000
Issue price:		$1,000 per note
Pricing date:		July 20, 2007
Original issue date:		July 26, 2007 (4 business days after the pricing date)
Stated principal amount:		$1,000 per note
Participation rate:		160%
Minimum payment amount:		$950 per note
Supplemental redemption amount:		The greater of (i) zero and (ii) $1,000 times the index percent change times the participation rate. In no event will the supplemental redemption amount be less than zero.
Index percent change:		(final index value – initial index value) / initial index value
Initial index value:		1642.20, the index closing value of the MSCI World Index on the pricing date
Final index value:		The arithmetic average of the closing values of the underlying index on the determination dates.
Determination dates:		July 21, 2008, July 21, 2009, July 21, 2010, July 21, 2011
Payment at maturity:		Minimum payment amount plus the supplemental redemption amount
CUSIP:		617446N54
Listing:		The notes will not be listed on any securities exchange.
Agent:		Morgan Stanley & Co. Incorporated
Commissions and issue price:		Price to public	Agent’s commissions(1)	Proceeds to company
	Per note	100%	1.75%	98.25%
	Total	$10,325,000	$180,687.50	$10,144,312.50
1)	For additional information, see “Supplemental Information Concerning Plan of Distribution” in the pricing supplement.

The “MSCI World IndexSM” is a service mark of Morgan Stanley Capital International Inc. and has been licensed for use by Morgan Stanley. The notes are not sponsored, endorsed, sold or promoted by MSCI and MSCI makes no representation regarding the advisability of investing in the notes.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement or the accompanying prospectus supplement and prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE RELATED PROSPECTUS SUPPLEMENT AND PROSPECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW.

Preliminary Pricing Supplement No. 338 dated July 19, 2007
Prospectus Supplement dated January 25, 2006
Prospectus dated January 25, 2006

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll- free 1-866-718-1649